Exhibit 99.1

Tripath Reports Third Quarter Fiscal 2005 Financial Results

SAN JOSE, Calif., July 28, 2005 (BUSINESS WIRE) — Tripath Technology Inc. (Nasdaq:TRPH), creators of Digital Power Processing (DPP(R)) technology and Class-T(R) advanced 1-bit digital audio amplifiers, today reported financial results for its third quarter of fiscal 2005 (ended June 30, 2005).

Net revenues for the third quarter of fiscal 2005 were $2.89 million, up $0.16 million or 5.9 percent from the $2.73 million in the previous quarter and up $0.29 million or 11.2 percent when compared with $2.60 million in the corresponding prior year quarter. Net loss for the third quarter of fiscal 2005 was $3.83 million, or $(0.07) per share, based on 55.4 million weighted average shares outstanding — compared to a net loss in the previous quarter of $1.78 million, or $(0.03) per share, based on 52.0 million weighted average shares outstanding. Net loss for the corresponding prior year quarter was $2.80 million, or $(0.06) per share, based on 45.9 million weighted average shares outstanding. The net loss for the quarter includes approximately $1.8 million related to the recent legal settlement. This amount is made up of the $200,000 in cash that will be paid and $1.6 million which represents the 2.45 million shares of common stock that will be issued under the terms of the settlement. Once the settlement is completed the $1.6 million will be reclassified to equity to properly account for our recent settlement.

“Despite the challenges we have faced over the last several quarters, we are encouraged by our execution which has continued to result in design wins, and sustainable volume growth, particularly in flat panel television and home theatre applications,” said Dr. Adya Tripathi, Tripath’s Chairman, President and CEO. “Though we continue to approach the short term with caution, in the long term we remain excited about our business,” he said.

Third Quarter Fiscal 2005 Conference Call:

Tripath Technology Inc. announced today that it will hold its quarterly conference call to discuss its third quarter fiscal 2005 financial results and other related items on July 28, 2005 at 2:00 P.M. (Pacific Time).

Analysts and investors are invited to participate on the call by dialing 1-800-573-4840 (Domestic) and 617-224-4326 (International) and entering the participant pass code number 66224438. Individual investors may take advantage of a live web cast of the call available through the investor relations section of the Tripath website at www.tripath.com or via CCBN at http://www.my.ccbn.com. Investors can access the call via CCBN’s password-protected event management site, http://www.thomsonone.com.

The conference call replay will be available after 8:00 P.M. (Pacific Time) on July 28, 2005. The replay number is 1-888-286-8010 (Domestic) and

617-801- 6888 (International). The replay participant pass code will be 72987452. Additionally, the web cast replay of the call will be available on the investor relations section of the Tripath’s website at www.tripath.com.

About Tripath Technology Inc.:

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the Flat Panel Television, Home Theater, Automotive Audio and Consumer and PC Convergence markets. Tripath owns the patented technology called Digital Power Processing (DPP(R)), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP(R) under the brand name Class-T(R). Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Samsung, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Safe Harbor Statement:

Certain statements in this release concerning Tripath’s future financial and operating results, demand for Tripath products, and Tripath’s competitive position are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward looking statements. Tripath’s ability to grow depends on many factors, such as silicon wafer pricing and the availability of foundry and assembly capacity and raw materials and our ability to develop competitive products. Also, the availability and pricing of competing products and technologies would effect sales and pricing of Tripath’s products. Tripath may experience fluctuations in the manufacturing yields of its third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of its products including, but not limited to the recently announced low cost “Godzilla” products, which are based on new design architecture. Tripath may not be able to specify, develop or acquire, complete, introduce, market and transition new products, including the new “Godzilla” based products and technologies to volume production in a timely manner. Further information regarding these and other risks and uncertainties is included in Tripath’s United States Securities and Exchange Commission filings, in particular, Tripath’s annual report on Form 10-K/T, Form S-1 and quarterly reports on Form 10-Q. Tripath assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Statements Follow:

TRIPATH TECHNOLOGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30 2005	September 30 2004 Restated
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$2,224	$7,339
Accounts receivable, net	972	1,019
Inventories	3,672	3,939
Prepaid expenses and other current assets	2,273	212

Total current assets	9,141	12,509

Property and equipment, net	1,053	1,674
Other assets	129	123

Total assets	$10,323	$14,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,996	$2,908
Current portion of capital lease obligations	207	664
Current portion of deferred rent	295	266
Accrued expenses	2,901	764
Deferred distributor revenue	1,335	1,075
Warrant Liability	503

Total current liabilities	7,237	5,677

Long term liabilities:	294	571

Total liabilities	7,531	6,248

Stockholders’ equity:
Common stock	55	49
Additional paid-in capital	202,451	199,333
Deferred stock-based compensation	—	(95)
Accumulated deficit	(199,714)	(191,229)

Total stockholders’ equity	2,792	8,058

Total liabilities and stockholders’ equity	$10,323	$14,306

TRIPATH TECHNOLOGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30		Nine Months Ended June 30
	2005	2004 Restated	2005	2004 Restated
Revenue	$2,886	$2,601	$7,287	$10,000
Cost of revenue	1,314	2,334	3,531	7,476

Gross profit	1,572	267	3,756	2,524

Operating expenses:
Research and development	1,742	1,876	5,605	5,263
Selling, general and administrative	3,866	1,154	7,084	3,505

Total operating expenses	5,608	3,030	12,689	8,768

Loss from operations	(4,036)	(2,763)	(8,933)	(6,244)
Change in fair value on revaluation of warrant liability	213		465	—
Net interest and other expense	(6)	(40)	(17)	(24)

Net loss	$(3,829)	$(2,803)	$(8,485)	$(6,268)

Basic and diluted net loss per share	$(0.07)	$(0.06)	$(0.16)	$(0.13)

Weighted average number of common shares used to compute basic and diluted net loss per share	55,351	45,878	53,646	46,615

SOURCE: Tripath Technology

Jeffrey L. Garon, 408-750-6801

jgaron@tripath.com